                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ]   Preliminary Proxy Statement  [ ]   Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 SOFTECH, INC.
                                 -------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

                                 SOFTECH, INC.
                          3260 EAGLE PARK DRIVE, N.E.
                          GRAND RAPIDS, MICHIGAN 49505

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 17, 1997

                            ------------------------

To the Stockholders of                                            March 24, 1997
SOFTECH, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of SofTech, Inc. (the "Company") will be held at The Forum Room, Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts 02116, on Thursday, April 17, 1997, at 3:00 p.m. for the following purposes:

          1. To elect three Class I Directors to hold office until the Annual Meeting of Stockholders in 1999;

          2. To approve the amendment to the Company's 1994 Stock Option Plan (the "Plan") to increase the number of shares authorized under the Plan; and to provide that, in lieu of a director fee, each non-employee Director shall receive such fee in stock options of the Company;

          3. To approve the Company's Employee Stock Purchase Plan;

          4. To approve the issuance of 204,750 shares of the Company's common stock, par value $.10 per share, to each of Mr. Sweetland and Mr. Weatherford;

          5. To ratify the appointment of Coopers & Lybrand as the Company's independent public accountants for the fiscal year ending May 31, 1997; and

          6. To consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                          Richard E. Floor, Clerk

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1997
                            ------------------------

                                 SOFTECH, INC.
                          3260 EAGLE PARK DRIVE, N.E.
                          GRAND RAPIDS, MICHIGAN 49505
                            ------------------------

                                                                  March 24, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SofTech, Inc., a Massachusetts corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Forum Room, Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts 02116, on Thursday, April 17, 1997, at 3:00 p.m. and at any adjournment thereof. This Proxy Statement and enclosed form of proxy are first being sent or given to stockholders on or about March 24, 1997.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 13, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were outstanding 4,825,776 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), and the holders thereof will be entitled to one vote for each share held by them.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR the nominees in proposal 1, FOR proposal 2, FOR proposal 3, FOR proposal 4, and FOR proposal 5. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Clerk of the Company.

     A proxy may confer discretionary authority to vote with respect to any matter which management does not know, a reasonable time before the date hereof, is to be presented at the Annual Meeting. At the date hereof the management of the Company has no knowledge of any business other than the matters set forth in the Notice of Annual Meeting that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or on the related Proxy Card. If any other matter is properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with the discretion of the proxy holders.

     The presence, in person or by proxy of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors, and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve each of proposal 2, proposal 3, proposal 4 and proposal 5. Abstentions and broker non-votes are each included in the number of shares present at the Annual Meeting for purposes of establishing a quorum. Abstentions and broker non-votes will have no effect on the outcome of the election of directors, proposal 3, proposal 4 and proposal 5.

Abstentions will have the effect of a vote against proposal 2 and broker non-votes will have no effect on the outcome of such proposal.

     The Company's Annual Report on Form 10-K, including the Company's financial statements for the fiscal year ended May 31, 1996, is enclosed.

                    1.  NOMINATION AND ELECTION OF DIRECTORS

     The Company's Articles of Organization provide that the Board of Directors will be divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of the Directors of each class expires at the Annual Meeting three years subsequent to their election. Directors of only one class are elected at each Annual Meeting.

     The Company's Board of Directors has nominated Joseph C. McNay, Mark R. Sweetland and Timothy L. Tyler for election as Class I Directors of the Company at the Annual Meeting. Mr. McNay intends to resign as a Director of the Company if and when the remainder of the proceeds of the sale of the Company's Network Systems Group are distributed to the Company's stockholders as previously announced. The persons named in the enclosed proxy intend to vote to elect each such nominee as a Director unless otherwise instructed. Each of the Class I nominees is to be elected to hold office until the Annual Meeting in 1999 and until his or her successor is chosen and qualified. Information regarding the nominees and incumbent Directors of the Company is set forth below.

CLASS I NOMINEES FOR ELECTION AS DIRECTOR

     Joseph C. McNay, 62, for a term to expire in 1999; provided, however, that Mr. McNay intends to resign as a Director of the Company if and when the remainder of the proceeds of the sale of the Company's Network Systems Group are distributed to the Company's stockholders as previously announced. Mr. McNay has been Chairman of the Board of Essex Investment Management Company, Inc., an investment advisory firm, since prior to 1991. Mr. McNay is also a Director of Alpha 1 Biomedicals, Inc. and MPSI Systems, Inc. Mr. McNay has been a Director of the Company since 1981.

     Mark R. Sweetland, 47, for a term to expire in 1999; Mr. Sweetland was appointed President and Chief Executive Officer of the Company in September 1996. Mr. Sweetland served as Vice President of the Company from March 1994 until such appointment. Since March 1992, Mr. Sweetland has served the Company as President of Information Decisions, Inc. ("IDI"), a wholly owned subsidiary of the Company. Mr. Sweetland has been employed by IDI since 1980 in various account representative and management roles. Mr. Sweetland was appointed a Director of the Company in September 1996.

     Timothy L. Tyler, 43, for a term to expire in 1999; Mr. Tyler has served since 1995 as President of Borroughs Corporation, a privately held, Michigan-based business that designs, manufactures and markets industrial and library shelving units, metal office furniture and check out stands primarily in the United States. Mr. Tyler served as President and General Manager of Tyler Supply Company from 1979 to 1995. Mr. Tyler was appointed a Director of the Company in September 1996.

     The Company believes that the above-named nominees for Director will be able to serve. If any nominee should be unable to serve, the individuals named in the enclosed proxy may vote for a substitute nominee designated by the Board of Directors at the time, or the size of the Board will be reduced. The Company currently knows of no reason why any nominee will be unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THESE NOMINEES.

CLASS II INCUMBENT DIRECTORS

     Ronald Elenbaas, 43, term expires in 1997; Mr. Elenbaas is President of Stryker Surgical Group, a division of Stryker Corporation. He has been employed by Stryker Corporation in various positions since 1975 and was promoted to his present position in 1986. Mr. Elenbaas also serves on the Board of the American Red Cross (Kalamazoo and Cass County). Mr. Elenbaas was appointed as a Director of the Company in September 1996.

     Kenneth Ledeen, 50, term expires in 1997; Mr. Ledeen is a consultant with Covington Associates, a Massachusetts based investment advisor. From 1986 to 1993, Mr. Ledeen was President of Sigma Design, a company that developed CAD/CAM software products, and from 1980 to 1986 he served as Vice President at Computervision Corporation. Mr. Ledeen was appointed as Director of the Company in September 1996.

     Norman L. Rasmussen, 67, term expires in 1997; Mr. Rasmussen served as President and Chief Executive Officer of the Company from May 1992 until September 1996 and served as the Company's acting President and Chief Executive Officer from August 1991 to April 1992. From prior to 1991 to May 1992, Mr. Rasmussen was President, Treasurer and a Director of Teleprocessing, Inc., a computer consulting firm. Mr. Rasmussen has been a Director of the Company since 1974.

CLASS III INCUMBENT DIRECTORS

     William Johnston, 50, term expires in 1998; Mr. Johnston has served since 1991 as President of Green Leaf Asset Management, a Michigan-based investment advisory and venture capital firm. Mr. Johnston was appointed as a Director of the Company in September 1996.

     Glenn P. Strehle, 59, term expires in 1998; Mr. Strehle has been Vice President of Finance of Massachusetts Institute of Technology, an educational institution, since June 1, 1994, and was its Vice President and Treasurer since prior to 1990. Mr. Strehle is also a Director of BankBoston Corp. and Liberty Mutual Insurance Companies and serves as a Trustee of Property Capital Trust. Mr. Strehle intends to resign as Director of the Company if and when the remainder of the proceeds from the sale of the Company's Network Systems Group are distributed to the Company's stockholders as previously announced. Mr. Strehle has been a Director of the Company since 1969.

     Timothy Weatherford, 32, term expires in 1998; Mr. Weatherford has served as Vice President of the Company since September 1996. Mr. Weatherford served as Branch Manager of the Indiana office of the Company's Computer Aided Design ("CAD") Division from his hiring in April 1990 until such appointment. Prior to joining the Company, Mr. Weatherford was employed by CAD/CAM Engineering from 1987 to 1990 in various capacities and by General Motors from 1982 to 1987 in various capacities. Mr. Weatherford was appointed Director of the Company in September 1996.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     Information concerning beneficial ownership of the Company's Common Stock, as of March 13, 1997, for (i) each person named in the "Summary Compensation Table" below as an executive officer of the Company during the fiscal year ended May 31, 1996, (ii) each Director and each of the Company's nominees to the Board of Directors and (iii) all Directors and executive officers of the Company as a group is set forth below. There were no beneficial owners of five percent or more of the Company's issued and outstanding Common Stock.

                                                                                     PERCENTAGE OF
                                                                 SHARES OF            OUTSTANDING
                                                               COMMON STOCK          COMMON STOCK
                                                               BENEFICIALLY          BENEFICIALLY
                                                                OWNED AS OF           OWNED AS OF
                 NAME OF BENEFICIAL OWNER                    MARCH 13, 1997(1)     MARCH 13, 1997(2)
-----------------------------------------------------------  -----------------     -----------------
Norman L. Rasmussen(3).....................................       186,363(4)              3.72%
Mark R. Sweetland..........................................        78,368(4)              1.56%
Joseph C. McNay............................................        58,000(4)              1.16%
Glenn P. Strehle...........................................        41,000(4)              0.82%
Timothy Weatherford........................................         7,000(4)                 *
Joseph P. Mullaney.........................................        60,099(4)              1.20%
Sean Q. Flynn (5)..........................................        50,000(4)              1.00%
Jean J. Croteau............................................             0                    *
Timothy L. Tyler...........................................             0                    *
William Johnston...........................................        90,000                 1.80%
Ronald Elenbaas............................................             0                    *
Kenneth Ledeen.............................................             0                    *
All Directors and executive officers as a group (12
  persons).................................................       570,830(6)             11.39%

---------------

 *  Less than one percent (1%).

(1) Based upon information furnished by the persons listed. Except as otherwise noted, all persons have sole voting and investment power over the shares listed. A person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2) There were 4,825,776 shares outstanding on March 13, 1997. In addition, 185,444 shares issuable upon exercise of stock options held by certain Directors and executive officers of the Company are deemed to be outstanding as of March 13, 1997 for purposes of certain calculations in this table. See notes 4 and 6 below.

(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.

(4) Includes shares issuable under stock options as follows: Mr. Rasmussen -- 44,444 shares; Mr. Sweetland -- 43,000 shares; Mr. McNay -- 20,000 shares; Mr. Strehle -- 20,000 shares; Mr. Mullaney -- 56,000 shares; Mr. Weatherford -- 2,000 shares.

(5) Mr. Flynn resigned as Vice President of the Company in September 1996.

(6) Includes 185,444 shares issuable upon exercise of stock options held by all Directors and executive officers as a group.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended

May 31, 1996, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them, except that: (i) Mr. Croteau inadvertently failed to file a Form 3 with the SEC when he became a reporting person; and (ii) each of the Section 16 reporting persons failed to file a Form 5 with the SEC within 45 days of the end of the Company's fiscal year. The exercise of stock options on one occasion by each of Messrs. Rasmussen and Croteau should be reported on Form 5.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During the fiscal year ended May 31, 1996, the Board of Directors of the Company held eight meetings, the Audit Committee held one meeting, and the Compensation Committee held one meeting. Each Director attended more than 75% of the aggregate number of Board meetings and meetings of committees held on which the Director served, with the exception of Mr. McNay who attended 75% of the Board meetings and did not attend the Audit Committee meeting.

     Messrs. McNay, Rasmussen and Strehle currently constitute the Audit Committee of the Board of Directors. The Audit Committee recommends the engagement of the Company's independent accountants. In addition, the Audit Committee reviews comments made by the independent accountants with respect to internal controls and considers any corrective action to be taken by management; reviews internal accounting procedures and controls within the Company's financial and accounting staff; and reviews the need for any non-audit services to be provided by the independent accountants.

     Messrs. Rasmussen and Strehle currently constitute the Compensation Committee of the Board of Directors. The Compensation Committee recommends salaries and bonuses for officers and general managers and establishes general policies and procedures for salary and performance reviews and the granting of bonuses to other employees. It also administers the Company's 1994 Stock Option Plan (the "Plan") and will administer the proposed SofTech Employee Stock Purchase Plan if it is approved by the stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     For the 1996 fiscal year, fees were paid to non-employee Directors at a rate of $3,000 per year plus $1,000 dollars for each Board and committee meeting attended prior to August 1995 and $2,500 for each Board meeting and $1,500 for each committee meeting attended subsequent to August 1995. Employee Directors are not paid any fees or additional and compensation for service as members of the Board of Directors or any committee thereof.

     Pursuant to the Plan, non-employee Directors may be granted non-qualified options to purchase shares of Common Stock of the Company. The Compensation Committee of the Board of Directors administers the Plan and determines which Directors will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. Stock options typically terminate upon a Director leaving his or her position for any reason other than death or disability. No option may be exercised after the expiration of ten years from its date of grant. During the fiscal year ended May 31, 1996, no options were granted to non-employee Directors. The Compensation Committee will grant options to the non-employee Directors in lieu of cash Director fees under the proposed amendment to the Plan as set forth in Proposal 2 below if such amendment is approved by the stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table summarizes the compensation paid to the President and Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executives") during or with respect to the 1994, 1995 and 1996 fiscal years for services in all capacities to the Company.

                                                                                                   LONG TERM
                                                ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                    --------------------------------------------     --------------------------------------
         NAME AND           FISCAL                                OTHER ANNUAL           OPTIONS             ALL OTHER
    PRINCIPAL POSITION       YEAR   SALARY($)(1)     BONUS($)    COMPENSATION($)     (NO. OF SHARES)     COMPENSATION($)(2)
--------------------------- ------  ------------     -------     ---------------     ---------------     ------------------
Norman L. Rasmussen(3).....  1996      207,800(4)         --              --                  --               230,375(5)
  Former President and       1995      198,282            --              --                  --               229,052(5)
  Chief Executive Officer    1994      180,000       290,517              --             110,000                25,169

Mark R. Sweetland(6).......  1996      156,000            --              --                  --                 3,120
  President and              1995      150,000            --          37,500(7)               --                 4,620
  Chief Executive Officer    1994      110,000        86,874              --               5,000                14,589

Sean Q. Flynn(8)...........  1996      160,000        35,219              --                  --                 4,710
  Former Vice President      1995      140,416        78,042              --                  --                 2,175
                             1994          N/A

Jean J. Croteau............  1996           --            --         343,665(9)               --                 3,383
  Vice President-            1995      105,000            --          87,051(9)               --                 2,552
  Business Operations        1994       82,150        72,818              --              25,000                12,130

Joseph P. Mullaney.........  1996      125,000            --              --                  --                 1,667
  Vice President and         1995      125,000            --              --                  --                 2,290
  Chief Financial Officer    1994       85,104        64,573              --              25,000                11,984

---------------
(1) Includes amounts deferred by Messrs. Rasmussen, Sweetland, Flynn, Croteau and Mullaney under the Company's 401(k) plan.

(2) Amounts listed in this column reflect the Company's contributions to each of the Named Executive's accounts under the Company's 401(k) plan.

(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.

(4) Includes an automobile allowance of $650 a month.

(5) Includes $226,215 paid as deferred compensation in accordance with his Employment Agreement for the purpose of purchasing an annuity contract.

(6) Mr. Sweetland was appointed as Director, President and Chief Executive Officer in September 1996. Prior to September 1996, Mr. Sweetland served as Vice President of the Company.

(7) Amount paid as an advance against salary to be paid in fiscal 1996.

(8) Mr. Flynn resigned as Vice President of the Company in September 1996.

(9) Represents commission paid based upon collection of receivables outstanding after the sale of the Company's Government Services Division.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no stock options granted during the 1996 fiscal year to any executive officer or Director of the Company. No stock appreciation rights have been granted.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUE AT MAY 31, 1996

     The following table sets forth the shares acquired and the value realized upon exercise of stock options during the 1996 fiscal year by the President and Chief Executive Officer and each Named Executive and certain information concerning the number and value of unexercised options.

                                                                                                         VALUE OF UNEXERCISED
                                                                        NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                                  NUMBER OF                            OPTIONS AT MAY 31, 1996            AT MAY 31, 1996($)
                               SHARES ACQUIRED         VALUE          --------------------------     ----------------------------
           NAME                  ON EXERCISE       REALIZED($)(1)     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE(2)
---------------------------    ---------------     --------------     --------------------------     ----------------------------
Norman L. Rasmussen(3).....         5,000             $ 16,250              113,037/62,967                   $114,000/ --
Mark R. Sweetland(4).......            --                   --               41,000/ 2,000                      3,000/500
Sean Q. Flynn(5)...........            --                   --               33,334/66,666                         --/ --
Jean J. Croteau............         3,000                4,500               15,000/10,000                         --/ --
Joseph P. Mullaney.........            --                   --               19,000/11,000                        500/125

---------------
(1) Market value on exercise date less the exercise price.

(2) Market value of underlying securities at May 31, 1996 based on a per share value of $3.00 less the aggregate exercise price.

(3) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.

(4) Mr. Sweetland was appointed Director, President and Chief Executive Officer in September 1996. Prior to September 1996 he served as a Vice President of the Company.

(5) Mr. Flynn resigned as Vice President of the Company in September 1996.

EMPLOYMENT CONTRACTS

     As disclosed in the Company's 1994 Proxy Statement, the Company and Mr. Rasmussen were parties to an Employment Agreement dated as of January 1, 1994 (the "Employment Agreement") which provided for the employment of Mr. Rasmussen by the Company through December 31, 1996. Pursuant to the Employment Agreement, Mr. Rasmussen was entitled to (i) a base salary ($200,000 in fiscal 1996) which was subject to increase annually by the Board of Directors, (ii) an annual bonus as a percentage of his base salary based on his success and contribution in achieving goals specified by the Board of Directors with respect to the pre-tax earnings per share of the Company assuming certain revenue targets were met or exceeded (the "Executive Incentive Plan"), (iii) an automobile allowance in the amount of $650 per month (iv) such other incentive compensation, employee benefits and perquisites consistent with the Company's employee benefit plans, policies and arrangements in effect from time to time, and (v) deferred compensation in the form of options to purchase 100,000 shares of the Company's Common Stock, subject to vesting.

     If the Company reached pre-established revenue targets and pre-tax earnings per share goals, Mr. Rasmussen's annual bonus would be 40% of his base salary. For each percentage increase in pre-tax earnings per share in excess of such pre-tax earnings per share goals Mr. Rasmussen received an increased bonus based on a pro rata percentage of his base salary. No bonus was to be paid if the Company failed to reach either 100% of the pre-established revenue target or 75% of the pre-tax earnings per share goals.

     Pursuant to the terms of the Employment Agreement, the Company established a deferred compensation plan for Mr. Rasmussen's retirement. On December 16, 1994, the Employment Agreement was amended to provide payments by the Company to Mr. Rasmussen in the amount of $226,215 on each of December 31, 1994, December 31, 1995 and December 31, 1996, provided that Mr. Rasmussen was employed by the Company on these respective dates. The net amount of such bonus, after taxes, was to be applied to the purchase of variable annuity contracts with distributions beginning on or after January 1, 1999. Upon the sale of the Network Systems Group, Mr. Rasmussen retired as President and Chief Executive Officer. With his retirement in September 1996, he was paid his remaining base salary through December 31, 1996 and the final annual payment of $226,215.

     The Employment Agreement provides that, as long as Mr. Rasmussen was employed by the Company, he would not, directly or indirectly, engage in any business (other than Teleprocessing, Inc. and Boston Software Works, Inc.) the activities or products of which are competitive with those of the Company. Under the Employment Agreement, Mr. Rasmussen may not, either during or after his employment with the Company, disclose to any person any secret or confidential information of the Company.

     In July, 1995, in connection with the proposed sale of all or part of the Company's business, which ultimately resulted in the sale of the Network Systems Group, the Board of Directors established incentive plans for certain key managers in order to retain their services at least through the consummation of any sale (the "Retention Agreements") that provided for certain bonuses to managers who remained employed by the Company through the date of the closing of any such sale. Each of Messrs. Sweetland, Mullaney, Flynn and Weatherford were parties to Retention Agreements. Such Retention Agreements provided that, upon a sale of the Company or a specified portion thereof, each of Messrs. Sweetland, Mullaney, Flynn and Weatherford would receive an amount in cash equal to the product of (i) the difference between (x) the sale price per share, subject to a minimum bonus based on an assumed sale price per share price of $7.00 and (y) a fixed base price of $4.625 per share, and (ii) a multiple specified in the plan. In addition, Mr. Sweetland and Mr. Mullaney's Retention Agreements provided that, in the event of such a sale, if no employment arrangement for such executives could be made with the buyer, each would be entitled to receive his base salary for a period after the closing of such sale, which period was six months in the case of Mr. Sweetland and nine months in the case of Mr. Mullaney.

     No bonuses were paid under the Retention Agreements in the fiscal year ending May 31, 1996. In September 1996, upon the sale of the Network Systems Group, Mr. Mullaney and Mr. Flynn each received a bonus under the Retention Agreements of $178,125. As discussed in Proposal 4 below, the Board of Directors has entered into new plans with Messrs. Sweetland and Weatherford pursuant to which, subject to stockholder approval, each will be issued shares in lieu of any amounts due under the Retention Agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Rasmussen, the former President and Chief Executive Officer of the Company, and Mr. Strehle, Vice President for Finance and Treasurer of MIT and a Director of the Company, served as members of the Compensation Committee of the Company's Board of Directors during the fiscal year ended May 31, 1996. Mr. Rasmussen participated in the deliberations concerning compensation of all executive officers other than himself. In addition, Mr. Rasmussen owns of record 59.4% of the outstanding capital stock of Teleprocessing, Inc., a computer consulting firm based in Boston, Massachusetts.

REPORT OF THE BOARD COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors (the "Committee") is currently composed of Messrs. Rasmussen and Strehle and meets or takes action as many times during a year as is deemed necessary. The Committee's responsibilities include making recommendations to the Board for officers and general managers on the key components of the Company's executive compensation program, base salary, annual incentive awards, long-term incentives in the form of stock options, and other benefits typically offered to executives by comparable corporations.

     Compensation Philosophy. The Company's compensation program has been designed to:

     - Support a pay for performance policy that differentiates in compensation amounts based on Company and individual performance;

     - Provide compensation opportunities that are comparable to those offered by other leading companies, thus allowing the Company to retain and compete for fully qualified executives who are in the very competitive high technology and professional services marketplace; and

     - Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock of the Company.

     Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with their level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the Company and the individual.

     Base Salaries. Base salary levels for the President and CEO, other officers, and general managers are reviewed annually by the Committee. Certain of the named officers and general managers were granted base salary increases effective during the year based upon a number of factors, including individual performance, and contributions towards the growth of the Company.

     Annual Cash Incentives. All officers and general managers participate in an Executive Incentive Plan, which compensates these individuals in the form of cash bonuses. Awards under this plan are based on (1) the attainment of specific Company and/or business unit performance measures established by the Compensation Committee at the beginning of the fiscal year, and (2) a qualitative component based on the attainment of specific goals or objectives also established at the beginning of the fiscal year. For the fiscal year ended May 31, 1996, the Company paid a total of $35,219 to those employees participating in the Executive Incentive Plan.

     Cash Incentive Related to the Sale of the Business. In connection with the Company's decision in July 1995 to seek alternative strategies aimed at enhancing shareholder value including, but not limited to, the sale of all or part of the business, the Company entered into the Retention Agreements with several key employees that were deemed to be instrumental in completing this objective (See "Employment Contracts" above).

     Upon completion of the sale of the Network Systems Group in September 1996 and the isolation of the CAD Division as the sole operating unit within SofTech, the Company paid a total of $822,216 related to these Retention Agreements. In addition, the Board of Director's entered into an agreement with Messrs. Sweetland and Weatherford whereby certain cash bonuses due them from the sale were to be paid instead in the form of the issuance of a total of 409,500 shares of Common Stock of the Company, subject to shareholder approval.

     Long Term Incentives: The Plan. The Plan is designed to align a portion of the executive compensation program with stockholder interests. The Plan provides for the grant of options to employees, directors, officers and consultants to purchase up to 400,000 shares of Common Stock of the Company. The Plan was adopted at the Annual Meeting of Stockholders on November 1, 1994.

     The Committee believes that stock options provide greater incentives to executives to improve the performance of the Company and thereby increase the value of its stock. It is only by increasing the Company's stock price that executives are able to realize the economic value of stock options. The Committee believes that this more closely aligns the interests of the Company's officers with those of the Company's stockholders.

     The Committee administers the Plan and determines which officers will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. When recommending option awards, the following guidelines were used: (i) the individual's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long term strategic performance goals, and (iii) the employee's ability to impact corporate and/or business unit results.

     During the fiscal year ended May 31, 1996, no stock options were granted to Directors or executive officers of the Company.

     CEO Compensation. As described above under the heading "Employment Contracts", Mr. Rasmussen's compensation was governed by an Employment Agreement dated January 1, 1994, as amended on December 16, 1994.

     During the 1996 fiscal year, pursuant to the terms of his Employment Agreement, Mr. Rasmussen received (i) a base salary and monthly automobile allowance of $207,800 for fiscal 1996, (ii) a payment of $226,215 representing deferred compensation for his retirement which Mr. Rasmussen must use for the purpose of purchasing an annuity contract, and (iii) $4,160 of employer contribution through the Company's 401-K Plan.

     With Mr. Rasmussen's departure in September 1996 upon the sale of the Network Systems Group and in accordance with his Employment Agreement, he was paid his remaining base salary through December 31, 1996 and the last of three annual payments of $226,215 representing deferred compensation for his retirement.

                                          The Compensation Committee of the
                                          Board of Directors

                                          Glenn P. Strehle
                                          Norman L. Rasmussen

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized over the past five fiscal years of the Company (assuming reinvestment of dividends) by an investor who invested on May 31, 1991 in each of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market -- US Index, and (iii) a peer group. The peer group is composed of AmeriData Technologies, Inc. (formerly known as Sage Technologies, Inc.), Dataflex Corporation and Inacom ("Peer Group A"). Technalysis Corporation, and SHL Systemhouse, Inc. are no longer included in Peer Group A as they were acquired by other entities. The historical information set forth below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG SOFTECH, INC., THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP

                                                              NASDAQ
                         SOFTECH, INC.    PEER GROUP    STOCK MARKET - US
MAY-91                         100             100             100
MAY-92                          89              74             117
MAY-93                         136             106             141
MAY-94                         294              85             149
MAY-95                         183              72             177
MAY-96                         133             137             257

* $100 INVESTED ON 5/31/91 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

  FISCAL YEAR ENDING MAY 31.

           2.  AMENDMENT OF THE SOFTECH, INC. 1994 STOCK OPTION PLAN

BACKGROUND OF THE PLAN

     The Plan was adopted by the Board of Directors and the stockholders of the Company in August 1994 and was approved by the Company's stockholders at the 1994 Annual Meeting. The Plan provides for the granting of "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified options to purchase shares of Common Stock. Options under the Plan may be granted to non-employee Directors, officers, employees and consultants of the Company and its subsidiaries.

PROPOSED AMENDMENT OF THE PLAN

     As originally adopted, the Plan provided for the issuance of up to 400,000 shares of Common Stock pursuant to the exercise of options granted under the Plan. The company has granted options to substantially all of its employees. As a result of the Board of Director's belief that stock options should not be reserved exclusively for senior management but should be granted as a performance incentive throughout the organization in order to align the interests of the Company's employees with the performance of the Company, the original shares remaining available for issuance under the Plan have been exhausted.

     Accordingly, on February 26, 1997, the Board of Directors voted to amend to the Plan, subject to stockholder approval, to increase the number of shares of Common Stock available for issuance under the Plan to 1,000,000 shares. The Board of Directors believes that the additional 600,000 shares, which represent approximately 12% of the current number of outstanding shares of Common Stock, are necessary for the Company to continue to attract and retain the highly-qualified officers and employees necessary for this future growth. The Company intends to file a Registration Statement on Form S-8 in regard to the additional 600,000 shares.

     In addition, on January 10, 1997, the Board of Directors voted to amend the Plan, subject to stockholder approval, to provide that, in addition to the 5,000 options to be granted upon first election and the 1,000 options to be granted upon reelection currently provided for in the Plan, in lieu of an annual cash director fee, a non-employee Director shall receive 10,000 options immediately and 3,000 options on the anniversary date of the initial award for as long as the Director serves as a Director of the Company.

     The Board believes that the Plan has been and continues to be an important incentive in attracting, maintaining and motivating key employees, consultants and Directors of the Company. The Board believes that the ability to grant additional options will help retain and attract such personnel. A copy of the amendment to the Plan is attached to this Proxy Statement as Exhibit A.

PLAN BENEFITS TABLE

     The following table sets forth certain benefits which may accrue to the named individuals and groups under the Plan, to the extent determinable, if the amendment is approved by stockholders. If the proposed amendment of the Plan is not approved, the option grants described below will not be made.

                             1994 STOCK OPTION PLAN

                                                                             NUMBER OF SHARES OF
                                                                                COMMON STOCK
                                                                            UNDERLYING OPTIONS(1)
                                                                            ---------------------
Norman L. Rasmussen(2)..................................................            10,000(3)
  Former President and Chief Executive Officer
Joseph P. Mullaney......................................................            98,000
  Vice President and Chief Financial Officer
Executive Group.........................................................            98,000
Non-Executive Director..................................................            70,000(4)
  Group

---------------
(1) Represents options to be granted by the Board of Directors pursuant to the proposed amendment if stockholder approval is received. If the stockholders do not approve the amendment, these options will not be granted. The value of the options will be based on the price of the Company's Common Stock on the date of grant.

(2) Mr. Rasmussen retired as President and Chief Executive Officer in September 1996.

(3) This number assumes a grant of 10,000 to Mr. Rasmussen in his current capacity as a non-employee Director, if the amendment is approved by the stockholders. As such it is included in the total options listed for the Non-Executive Director Group.

(4) This number assumes a grant of 10,000 options to each of Messrs. Rasmussen, Elenbaas, Ledeen, Strehle and Johnston, the incumbent non-employee Directors. It further assumes that the stockholders will elect Messrs. Tyler and McNay, the two non-employee Director nominees set forth in Proposal 1, and that upon such election each will receive a grant of 10,000 options.

VOTE REQUIRED FOR APPROVAL

     The proposed amendment of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND THEREFORE RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN.

      3.  ESTABLISHMENT OF THE SOFTECH, INC. EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, on February 26, 1997, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Company's Employee Stock Purchase Plan (the "ESPP") covering an aggregate of 150,000 shares of Common Stock. The Company intends to file a Registration Statement on Form S-8 with regard to such shares. The ESPP will allow eligible employees of the Company to purchase shares of Common Stock directly from the Company. Pursuant to applicable securities and tax laws, shareholders must approve the adoption of the ESPP. The ESPP is attached to this Proxy Statement as

Appendix B. The following discussion of the ESPP does not purport to be complete and is qualified in its entirety by reference to Appendix B.

     THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

SUMMARY OF THE STOCK PURCHASE PLAN

     The Company will make one or more offerings to eligible employees to purchase Common Stock under the ESPP. The initial offering will begin on July 1, 1997 and will end on December 31, 1997. Thereafter, an offering will begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 31, respectively. On the first day of each offering period (the "Offering Date"), the Company will grant to each eligible employee who is then a participant in the ESPP an option to purchase on the last day of such offering period (the "Exercise Date"), a maximum of 5,000 or such other maximum number of shares as shall have been established by the Administrator (as defined below) of the ESPP in advance of the offering. The price at which the employee's option is exercised is eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less. The "Fair Market Value of the Common Stock" means the closing price of the Common Stock on the Nasdaq National Market on a given day or, if no sales of Common Stock were reported for that day, on the reported sale price of the Common Stock on the next preceding day on which sales were made.

     Eligible employees may elect to participate in an offering by completing and submitting an enrollment form to the Company at least fifteen (15) business days before the Offering Date (or by such other deadline as shall be established for that offering). Each eligible employee electing to participate must authorize payroll deductions at a minimum of 1% up to a maximum of 10% of his or her compensation for such pay period. Employees electing to participate may withdraw from the offering at any time prior to the Exercise Date.

     On each Exercise Date, each participant who has not previously withdrawn from the offering or terminated employment will automatically exercise his or her option for as many whole shares of Common Stock as the participant's accumulated payroll deductions will purchase at the purchase price. The purchase price will be 85% of the closing price of the Common Stock on the Nasdaq National Market (or such exchange on which the Company's Common Stock may then be traded) on the Offering Date or the Exercise Date, whichever is less.

ELIGIBILITY

     With certain limited exceptions in the case of employees already holding a significant amount of Common Stock, all employees of the Company (including employees who are also directors of the Company), and all employees of subsidiaries of the Company designated from time to time by the Board of Directors or by the Compensation Committee (a "Designated Subsidiary") are eligible to participate in any one or more of the offerings under the ESPP, provided that as of the applicable Offering Date they are customarily employed by the Company or a Designated Subsidiary for more than twenty hours a week and have been employed for at least three months. As of the Record Date the number of eligible employees is approximately 71. Participation in the ESPP is at the discretion of each eligible employee and depends upon both the employee's projected compensation for the applicable offering period and the price of the Common Stock at the start and end of such period, neither of which is determinable at this time. Accordingly, the Company is unable to predict the number of shares of Common Stock or the price at which such shares will be purchased under the ESPP by any eligible person or group of eligible persons. On March 31, 1997, the closing price of the Common Stock, as reported on the Nasdaq National Market system, was $2.875 per share.

PLAN ADMINISTRATION

     The ESPP will be administered by the person or persons (the "Administrator") appointed by the Board of Directors. The Board of Directors may amend or terminate the ESPP at any time. However, no amendment shall be made without the approval, within twelve months of the Board action, of the stockholders of the Company if such amendment would (a) increase the number of shares approved for issuance under the ESPP or (b) make any other change that would require stockholder approval in order for the ESPP, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code.

FEDERAL INCOME TAX CONSEQUENCES

     The ESPP is intended to qualify as an "employee stock purchase plan" as defined in Section 423(b) of the Code, which provides that an employee participating in the ESPP is not required to pay any federal income tax when joining the ESPP or when purchasing the shares of Common Stock at the end of an offering. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them.

     The following is a summary of the federal income tax consequences resulting from acquiring Common Stock under the ESPP:

     If shares of Common Stock acquired under the ESPP are sold more than two years after the Offering Date for the offering pursuant to which the shares were purchased, no taxable income results if the proceeds of the sale are equal to or less than the price paid for the shares. If the proceeds of the sale are higher than the purchase price, the employee will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) 15% of the fair market value of the Common Stock on the Offering Date or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the employee may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee's basis in the shares (i.e., the employee's purchase price plus the amount taxed to the employee as ordinary income). No deduction is allowed to the Company.

     If shares acquired under the ESPP are sold two years or less after the Offering Date for the offering pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the Exercise Date and the employee's purchase price. This amount is reportable as ordinary income, even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on whether the employee has held the shares for more than one year) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee's basis in the shares. The amount reportable as ordinary income upon a sale two years or less after the Offering Date will generally be allowed as a tax deduction to the Company.

ESPP BENEFITS

     The benefits or amounts that will be received or allocated to any individual under the ESPP are not determinable at this time. Participation in the ESPP is at the discretion of each eligible employee and depends upon both the employee's projected compensation for the applicable offering period and the price of the Common Stock at the start and end of such service, neither of which is determinable at this time.

            4.  APPROVAL OF THE ISSUANCE OF SHARES TO MR. SWEETLAND
                              AND MR. WEATHERFORD

     Pursuant to separate incentive plans, the Board of Directors proposes that each of Mr. Sweetland and Mr. Weatherford be issued 204,750 shares of the Common Stock of the Company. In July 1995, in connection with the proposed sale of part of the Company's business, the Committee established incentive plans for certain key managers in order to retain their services through the sale. At the time, Mr. Sweetland was the President of Information Decisions, Inc., a wholly owned subsidiary of the Company, and in that capacity was responsible for the Company's Network Systems Group and the CAD Division. Mr. Weatherford managed the Company's largest CAD office, which was responsible for 40% of the CAD Division's revenue. Pursuant to the incentive plan, Mr. Sweetland was awarded a cash bonus of no less than $178,125 upon the sale of the Network Systems Group, plus a six month severance package if he chose not to work for the buyer. Mr. Weatherford was also provided with a plan that would provide him with a $59,375 cash bonus upon the sale of the business. Immediately prior to the sale, it was proposed that Messrs. Sweetland and Weatherford forego all cash bonuses under the incentive plan and to remain with the Company and implement their strategy for growing the CAD Division in exchange for the issuance of 204,750 shares of Company Common Stock to each of Messrs. Sweetland and Weatherford following the distribution of the proceeds of the sale of the Network System Group. The issuance of these shares requires the approval of the stockholders pursuant to the rules of the Nasdaq National Market System. The Company intends to file a Registration Statement with respect to these shares.

     The Board of Directors believes that issuing shares to these key managers will serve to align management's interests with those of the shareholders while keeping the Company's available cash in the business. The Board also believes that the issuance of these shares will prevent the departure of Messrs. Sweetland and Weatherford, thus preventing a negative impact on the CAD division.

     The following table sets forth certain benefits which may accrue to the named individuals and groups if the proposely incentive plans are approved by stockholders. If the arrangement is not approved, the shares described below will not be issued.

        COMPENSATION ARRANGEMENT WITH MESSRS. SWEETLAND AND WEATHERFORD

                                                                                         NUMBER OF
                       NAME AND POSITION                          DOLLAR VALUE(1)($)      SHARES
----------------------------------------------------------------  ------------------     ---------
Mark R. Sweetland(2)............................................       $366,953           204,750
  President and Chief Executive Officer
Timothy Weatherford(3)..........................................       $366,953           204,750
  Vice President
Executive Group.................................................       $733,906           409,500

---------------
(1) Assuming a price per share of $2.875 for the Company's Common Stock, less the aggregate value of the Data Systems Network shares held by the Company as of March 13, 1997, assuming a price per share of $8.875 for the Data Systems Network common stock, the distribution of which will not be received by Messrs. Sweetland and Weatherford, based on the closing prices of the Company's Common Stock and Data System Network's common stock on March 13, 1997 as listed on the Nasdaq National Market System and the Nasdaq Small-Cap Market System, respectively.

(2) Mr. Sweetland was appointed President, Chief Executive Officer and Director in September 1996. Prior to September 1996, Mr. Sweetland served as Vice President of the Company.

(3) Mr. Weatherford was appointed Vice President and Director of the Company in September, 1996.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ISSUANCE OF SHARES TO MR. SWEETLAND AND MR. WEATHERFORD

           5.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand as the independent accountants of the Company for the fiscal year ending May 31, 1997. The Board believes, however, that it is desirable to obtain stockholder ratification of the selection of the Company's auditors. That firm has acted as independent accountants for the

Company since 1975. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting to make a statement if he wishes to do so and to respond to appropriate stockholder questions.

     During the fiscal year ended May 31, 1996, the Company engaged Coopers & Lybrand for the purpose of performing audit services. For this purpose, "audit services" include: examination of annual fiscal statements; review and consultation in connection with filings of annual reports and registration statements with the SEC; consultation on accounting matters; preparation of reports to management covering recommendations on accounting, internal control and similar matters; meetings with the Audit Committee; and audits of employee benefit plans.

     Ratification will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders do not ratify the selection of the Company's independent accountants, the Board of Directors will reconsider its selection.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

SOLICITATION OF PROXIES

     The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, in person or by telephone. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company may retain a proxy solicitor to aid in the solicitation of proxies.

              SUBMISSION OF PROPOSALS FOR THE 1997 ANNUAL MEETING

     In order for any stockholder proposal to be considered for inclusion in the Board of Directors' proxy statement for the Company's 1997 Annual Meeting, it must be received by the Clerk of the Company at the principal executive offices of the Company, 3260 Eagle Park Drive, N.E., Grand Rapids, Michigan 49505 on or before July 1, 1997. Such a proposal must comply with the requirements as to form and substance established by the Company's By-Laws and applicable laws and regulations in order to be included in the proxy statement.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                                                      APPENDIX A

                                FIRST AMENDMENT
                                       TO
                                 SOFTECH, INC.
                             1994 STOCK OPTION PLAN

     WHEREAS, the SofTech, Inc. 1994 Stock Option Plan (the "Plan") was adopted by the Board of Directors and the stockholders of SofTech, Inc. (the "Company") on November 2, 1994 as a performance incentive for officers, employees, consultants and other key persons of the Company;

     WHEREAS, Section 3(a) of the Plan, as amended, provides that the total number of shares of the Company's common stock, $.10 par value per share (the "Stock"), which may be issued pursuant to stock options granted under the Plan shall not exceed an aggregate of 400,000 shares of Stock;

     WHEREAS, the Board of Directors of the Company believes that the number of shares of Stock remaining available for issuance under the Plan has become insufficient for the Company's current and anticipated future needs;

     WHEREAS, Section 5(c) of the Plan provides that Non-Employee Directors shall receive a grant of 5,000 stock options upon initial election as a Director and grants of 1,000 options upon re-election as a Director;

     WHEREAS, the Board of Directors believes that the interests of the Directors will be more closely aligned with the Company if the Non-Employee Directors receive additional options in lieu of a director's fee;

     WHEREAS, Section 10 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, subject to certain conditions set forth therein; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Plan to provide that an additional 600,000 shares of Stock be made available for issuance under the Plan and that the Non-Employee Directors receive additional options in lieu of a director's fee.

     NOW, THEREFORE:

     1. Increase in Authorized Shares. Section 3(a) of the Plan is hereby amended and restated to provide in its entirety as follows:

          (a) The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,000,000 shares of Stock, subject to adjustments for changes in the Company's capitalization. For purposes of this limitation, the shares of Stock underlying any portion of any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the Shares of Stock available for issuance under the Plan as long as the participants to whom such Awards have been previously granted received no benefit of ownership of the underlying shares of Stock to which such portion of the Award related. Subject to such overall limitation, shares may be issued up to such maximum number pursuant to any type or types of Award including Incentive Stock Options. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

     2. Issuance to Non-Employee Directors. Section 5 (c)(i) shall be amended in its entirety and restated as follows:

          (A) Each Non-Employee Director shall also be eligible to receive a grant of options ("Non-Employee Director Options") under this Section 5(c). Such options shall be granted effective upon

     (1) the date of adoption of this Plan by the stockholders of the Company;
     (2) the date of re-election of any Non-Employee Director (including a Non-Employee Director who did not receive a grant of Non-Employee Director Options in his or her prior term as a result of not being a Non-Employee Director at such time) and (3) upon the date of the approval of the First Amendment to this Plan by the stockholders of the Company. Each Non-Employee Director Option granted hereunder shall be a Non-Qualified Stock Option. Each Non-Employee Director shall, upon his or her re-election as a Director, be granted Options to purchase one thousand (1,000) shares of Stock (appropriately adjusted to reflect any stock split, stock dividend or similar transaction). Each such Option shall vest at a rate of two hundred (200) shares per year from the date of grant, so as to be exercisable as to 100% of the shares covered thereby from and after the fifth (5th) anniversary of the date of grant, and shall expire ten (10) years from the date of grant.

          (B) In addition, upon the date a Non-Employee Director is first elected as a Director of the Corporation, such Non-Employee Director shall be granted Options to purchase five thousand (5,000) shares of Stock (appropriately adjusted to reflect any stock split, stock dividend or similar transactions). Each such Option shall vest at a rate of one thousand (1,000) shares per year from the date of grant, so as to be exercisable as to 100% of the shares covered thereby from and after the fifth (5th) anniversary of the date of grant, and shall expire ten (10) years from the date of grant.

          (C) In addition, upon the date of the approval of the First Amendment of this Plan by the stockholders, each Non-Employee Director, in lieu of a director's fee shall be granted Options to purchase ten thousand (10,000) shares of Stock (appropriately adjusted to reflect any stock split, stock dividend or similar transactions). Each such Option shall vest at a rate of two thousand (2,000) shares per year from the date of grant, so as to be exercisable as to 100% of the shares covered thereby from and after the fifth (5th) anniversary of the date of grant, and shall expire ten (10) years from the date of grant. Furthermore, for each year that such Non-Employee Director serves as a Non-Employee Director on the anniversary of date of the approval of the First Amendment to this Plan, such Non-Employee director shall also be granted Options to purchase three thousand (3,000) shares of Stock (appropriately adjusted to reflect any stock split, stock dividend or similar transactions). Each such Option shall vest at a rate of six hundred (600) shares per year from the date of grant, so as to be exercisable as to 100% of the shares covered thereby from and after the fifth (5th) anniversary of the date of grant, and shall expire ten (10) years from the date of grant.

     IN WITNESS WHEREOF, this First Amendment to the Plan has been adopted by the Board of Directors of the Company this 26th day of February, 1997, to be submitted for approval by the Company's stockholders at the Company's 1996 Annual Meeting of Stockholders to be held on April 17, 1997.

                                                                      APPENDIX B

                          EMPLOYEE STOCK PURCHASE PLAN

     The purpose of the SofTech, Inc. Employee Stock Purchase Plan ("the Plan") is to provide eligible employees of SofTech (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, par value $.10 per share (the "Common Stock"). One hundred and fifty thousand (150,000) shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.

     1. Administration. The Plan will be administered by the person or persons (the "Administrator") appointed by the Company's Board of Directors (the "Board") for such purpose. The Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

     2. Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan ("Offerings"). Unless otherwise determined by the Administrator, the initial Offering will begin on July 1, 1997 and will end on the following December 31 (the "Initial Offering"). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 30, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed six months in duration or overlap any other Offering.

     3. Eligibility. All employees of the Company (including employees who are also directors of the Company) and all employees of each Designated Subsidiary (as defined in Section 11) are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the "Offering Date") they are customarily employed by the Company or a Designated Subsidiary for more than twenty (20) hours a week and have completed at least three (3) months of employment.

     4. Participation. An employee eligible on any Offering Date may participate in such Offering by submitting an enrollment form to his appropriate payroll location at least fifteen (15) business days before the Offering Date (or by such other deadline as shall be established for the Offering). The form will (a) state a whole percentage to be deducted from his Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock for him in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for him are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate. Unless an employee files a new enrollment form or withdraws from the Plan, his deductions and purchases will continue at the same percentage of Compensation for future Offerings, provided he remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

     5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of ten percent (10%) of his Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions.

     6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, an employee may not increase or decrease his payroll deduction during any Offering, but may increase or decrease his payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established for the Offering). The Administrator may, in advance of any Offering, establish rules permitting an employee to increase, decrease or terminate his payroll deduction during an Offering.

     7. Withdrawal. An employee may withdraw from participation in the Plan by delivering a written notice of withdrawal to his appropriate payroll location. The employee's withdrawal will be effective as of the next business day. Following an employee's withdrawal, the Company will promptly refund to him his entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with
Section 4.

     8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price hereinafter provided for, a maximum of 5,000 shares of Common Stock reserved for the purposes of the Plan, or such other maximum number of shares as shall have been established by the Administrator in advance of the Offering. The purchase price for each share purchased under such Option (the "Option Price") will be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

     Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

     9. Exercise of Option and Purchase of Shares. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in an employee's account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in an employee's account at the end of an Offering will be refunded to the employee promptly.

     10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

     11. Definitions. The term "Compensation" means the amount of total cash compensation, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, including base pay, overtime, commissions, and incentive or bonus awards, but excluding allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

     The term "Designated Subsidiary" means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

     The term "Fair Market Value of the Common Stock" means (i) if the Common Stock is admitted to trading on a national securities exchange or the Nasdaq National Market, the closing price reported for the Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the next preceding date for which a sale was reported, or (ii) if clause (i) does not apply but the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the average of the highest bid and lowest asked prices reported for the Common Stock on NASDAQ for such date or, if no bid and asked prices were reported for such date, for the next preceding date for which such prices were reported.

     The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.

     The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

     12. Rights on Termination of Employment. If a participating employee's employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him or, in the case of his death, to his designated beneficiary as if he had withdrawn from the Plan under Section
7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary.

     13. Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan.

     14. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him.

     15. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

     17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

     18. Amendment of the Plan. The Board may at any time, and from time to time, amend the Plan in any respect, except that without the approval, within twelve (12) months of such Board action, by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code.

     19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Common Stock on such Exercise Date.

     20. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

     21. Governmental Regulations. The Company's obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

     The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

     22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

     23. Tax Withholding. Participation in the Plan is subject to any required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

     24. Notification Upon Sale of Shares. Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

     25. Effective Date and Approval of Shareholders. The Plan shall take effect on the effective later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting of stockholders, which approval must occur within twelve (12) months of the adoption of the Plan by the Board.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                1.  The proposal to elect the following nominees as
                                                                    Directors as set forth in the Proxy Statement for
      --------------------------------------                        the term indicated therein.
                SOFTECH, INC.                                                                                     With-   For All
      --------------------------------------                             Mark Sweetland                    For    held    Except
                                                                         Timothy L. Tyler
                                                                         Joseph C. McNay                   [ ]     [ ]      [ ]

                                                                    NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the Nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).
                                                                                                           For   Against   Abstain
              RECORD DATE SHARES:                               2.  The proposal to amend the Company's
                                                                    1994 Employee Stock Option Plan as     [ ]     [ ]      [ ]
                                                                    set forth in the Proxy Statement.

                                                                3.  The proposal to authorize the Company's
                                                                    Employee Stock Purchase Plan.          [ ]     [ ]      [ ]

                                                                4.  The proposal to authorize the issuance
                                                                    of 204,750 shares of the Company's     [ ]     [ ]      [ ]
                                                                    Common Stock to each Mr. Sweetland and
                                                                    Mr. Weatherford as set forth in the
                                                                    Proxy Statement.

                                                                5.  The proposal to ratify the appointment
                                                                    of Coopers & Lybrand as independent    [ ]     [ ]      [ ]
                                                                    accountants of the Company for the
                                              --------------        1997 fiscal year.
  Please be sure to sign and date this Proxy.  Date
------------------------------------------------------------        Mark box at right if an address change or comment has   [ ]
                                                                    been noted on the reverse side of this card.

---Stockholder sign here------------Co-owner sign here------

  DETACH CARD                                                                                                       DETACH CARD


                                                           SOFTECH, INC.


        Dear Shareholder:

        Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

        Your vote must be received prior to the Annual Meeting of Stockholders, to be held on April 17, 1997.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,

        SofTech, Inc.

                                SOFTECH. INC.


         PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 17, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Mark R. Sweetland and Joseph P. Mullaney, and each of them, proxies with power of substitution to vote for and on behalf of the undersigned all shares of capital stock of SofTech, Inc., registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at The Forum Room, the Copley Plaza Hotel, 185 St. James Avenue, Boston, Massachusetts on Thursday, April 17, 1997 at 3:00 p.m., and at any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and a copy of the Annual Report for the fiscal year ended May 31, 1996.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the proxy will be voted for the nominees listed in proposal 1, and for proposals 2, 3, 4 and 5.

   -------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
   -------------------------------------------------------------------------

Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

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                 [SOFCM-SOFTECH, INC.] [FILE NAME:SOFCM2.ELX]
                           [VERSION - 4] [3/17/97]